Exhibit 99.2

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

[*] indicates the redacted confidential portions of this exhibit.

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made on June 10, 2019 by and among:

(1)                                 Uxin Limited, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”);

(2)                                 Redrock Holding Investments Limited, a business company duly incorporated and validly existing under the Laws of the British Virgin Islands (“WP”);

(3)                                 TPG Growth III SF Pte. Ltd., a private company limited by shares duly incorporated and validly existing under the Laws of Singapore (“TPG”);

(4)                                 58.com Holdings Inc., a business company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Strategic Investor,” together with WP and TPG, each, an “Investor” and collectively, the “Investors”);

(5)                                 Mr. Kun Dai (戴琨), a PRC individual with PRC identity card no. of 610104198204066214 (the “Founder”);

(6)                                 Xin Gao Group Limited, a business company duly incorporated and validly existing under the Laws of the British Virgin Islands (“Xin Gao”);

(7)                                 Gao Li Group Limited, a business company duly incorporated and validly existing under the Laws of the British Virgin Islands (“Gao Li”, together with the Founder and Xin Gao, each a “Founder Party” and collectively, the “Founder Parties”); and

(8)                                 JenCap UX, an exempted company incorporated and validly existing under the Laws of the Cayman Islands (“Jeneration Capital”).

The Company, the Investors, the Founder Parties and Jeneration Capital are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A.                                    On May 29, 2019, the Company entered into a convertible note purchase agreement with the Investors and other parties thereto (the “NPA”), pursuant to which the Investors and certain other investors agreed to subscribe for, and the Company agreed to issue to the Investors and certain other investors, certain convertible promissory notes (the “Notes”) with a total principal amount of US$230 million.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1                                         Definitions.

1.1                               For purposes of this Agreement, the following terms shall have the following meanings:

“ADSs” means the Company’s American Depositary Shares representing Class A Ordinary Shares.

“Adverse Person” has the meaning ascribed to it under the NPA.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Amended M&AA” means the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on June 1, 2018, as amended, restated or otherwise modified from time to time.

“Approval Matrix” has the meaning set forth in Section 2.3(a).

“beneficial owner” has the meaning set forth in Rule 13d-3 under the Exchange Act, and “beneficially own” has the correlative meaning.

“Board” means the board of directors of the Company.

“BOCOM” means BOCOM International Supreme Investment Limited, a business company duly incorporated and validly existing under the Laws of the British Virgin Islands.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the State of New York, the PRC, Hong Kong or the Cayman Islands are required by law to be closed.

“Class A Ordinary Shares” means Class A ordinary shares of the Company, par value of US$0.0001 each.

“Class B Ordinary Shares” means Class B ordinary shares of the Company, par value of US$0.0001 each.

“Closing Date” has the meaning ascribed to it under the NPA.

“Company” has the meaning set forth in the preamble.

“Company Securities” means (a) Ordinary Shares or American Depositary Shares, depositary receipts or similar instruments issued in respect of Ordinary Shares, (b) securities convertible into, or exercisable or exchangeable for, any Ordinary Shares or other instruments described in clause (a), and (c) any options, warrants or other rights to acquire any of the foregoing Ordinary Shares, instruments or securities.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have the meanings correlative to the foregoing.

“Director” means any director of the Company.

“Encumbrance” means (a) any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, title defect, security interest, encumbrance or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any Person, any other restriction or limitation; (b) any easement or covenant granting a right of use or occupancy to any Person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any Person; and (d) any adverse claim as to title, possession, or use, and includes any agreement or arrange for any of the same.

“Exchange Act” means the United States Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, in each case as amended.

“Executive Committee” has the meaning set forth in Section 2.3(b).

“Founder” has the meaning set forth in the Preamble.

“Founder Director” has the meaning set forth in Section 2.1(a)(iv).

“Founder Entity” or “Founder Entities” means Xin Gao, Gao Li, Kingkey Global and BOCOM.

“Founder Party” or “Founder Parties” has the meaning set forth in the Preamble.

“Founder Securities” has the meaning set forth in Section 4.1(a).

“Gao Li” has the meaning set forth in the Preamble.

“Gao Li Shares” has the meaning set forth in Section 4.1(d).

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof or any stock exchange.

“Group Companies” means the Company and its Subsidiaries and “Group Company” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Initial Period” means the period from and including the Closing Date through and including the third (3rd) anniversary of the Closing Date, which period shall be extended upon expiration by an additional two (2) years through and including the fifth (5th) anniversary of the Closing Date if all Investors unanimously agree to extend by such two (2) years.

“Investor” or “Investors” has the meaning set forth in the Preamble.

“Investor Directors” means, collectively, the WP Director, the TPG Director and the Strategic Investor Director.

“Jeneration Capital” has the meaning set forth in the Preamble.

“Kingkey Global” means Kingkey New Era Auto Industry Global Limited (京基新興汽車產業國際有限公司), a business company duly incorporated and validly existing under the Laws of the British Virgin Islands.

“Law” means, with respect to any Person, relevant provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, government approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or interpretation and administration of any of the foregoing by, any Governmental Entity, whether in effect as at the date hereof or thereafter and in each case as amended or re-enacted, applicable to such Person or any of its assets or undertakings.

“Notes” has the meaning set forth in the Recitals.

“NPA” has the meaning set forth in the Recitals.

“Ordinary Shares” means Class A Ordinary Shares or Class B Ordinary Shares.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.

“Replacement Director” has the meaning set forth in Section 2.2(b).

“Requisite Holders” means, as of any point in time, Investors who in the aggregate hold more than two-thirds (2/3) of the aggregate principal amounts of the Notes outstanding at such time.  If an Investor holds Class A Ordinary Shares converted from the principal amounts of the Notes or ADSs representing such Class A Ordinary Shares, such Investor is deemed to hold Notes to the extent of such converted principal amounts for the purpose of this definition.

“Shareholder” means a holder of Ordinary Shares registered in the Company’s register of members.

“Strategic Investor” has the meaning set forth in the Preamble.

“Strategic Investor Adverse Person” has the meaning set forth in Schedule B.

“Strategic Investor Director” has the meaning set forth in Section 2.1(a)(iii).

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person, which shall, for the avoidance of doubt, include any variable interest entity whose assets and financial results are consolidated with the assets and financial results of such given Person and are recorded on the financial statements of such given Person for financial reporting purposes in accordance with applicable accounting standards (each, a “VIE” and collectively, the “VIEs”) and any Subsidiary of such VIEs.

“TPG” has the meaning set forth in the Preamble.

“TPG Director” has the meaning set forth in Section 2.1(a)(ii).

“Transaction Documents” means this Agreement, the NPA, the exhibits and schedules attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Transfer” means directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any Encumbrance (except as imposed by applicable securities laws) on, any securities of any Person or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any securities of any Person, whether any such aforementioned transaction is to be settled by delivery of Ordinary Shares, American Depositary Receipts or such other securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any securities of any Person.

“Trust” has the meaning set forth in Section 4.1(d).

“WP” has the meaning set forth in the Preamble.

“WP Director” has the meaning set forth in Section 2.1(a)(i).

“Xin Gao” has the meaning set forth in the Preamble.

1.2                               Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided:

(a)                                 the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular;

(b)                                 all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement;

(c)                                  pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d)                                 the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(e)                                  all references in this Agreement to designated exhibits or schedules are to the exhibits or schedules attached to this Agreement unless explicitly stated otherwise;

(f)                                   “include”, “includes”, “including”, and other words of similar import are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import;

(g)                                  the titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement;

(h)                                 any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns, permitted transferees and any Person deriving title under them;

(i)                                     any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated;

(j)                                    references to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date of this Agreement) from time to time and shall include any provision of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such statutory provisions; and

(k)                                 this Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

2                                         Board of Directors.

2.1                               Number of Directors.

(a)                                 The Board shall consist of eight (8) Directors, which shall be:

(i)                                     one (1) Director nominated by WP, who (x) shall be an individual Affiliated with, or employed by, WP or its Affiliates (other than any Adverse Person), as long as WP holds no less than 50% of the principal amount of the Notes it holds on the Closing Date (and if WP holds any Class A Ordinary Shares converted from the principal amounts of the Notes or ADSs representing such Class A Ordinary Shares, for purpose of this clause, WP shall be deemed to hold Notes to the extent of such converted principal amounts), and (y) shall initially be Mr. Cheung Lun Julian Cheng (the “WP Director”);

(ii)                                  one (1) Director nominated by TPG, who shall be an individual Affiliated with, or employed by, TPG or its Affiliates (other than any Adverse Person) (the “TPG Director”), as long as TPG holds no less than 50% of the principal amount of the Notes it holds on the Closing Date (and if TPG holds any Class A Ordinary Shares converted from the principal amounts of the Notes or ADSs representing such Class A Ordinary Shares, for purpose of this clause, TPG shall be deemed to hold Notes to the extent of such converted principal amounts);

(iii)                               one (1) Director nominated by the Strategic Investor, who shall be an individual Affiliated with, or employed by, the Strategic Investor, but not Affiliated with, or employed by, any Adverse Person (the “Strategic Investor Director”), as long as the Strategic Investor holds no less than 50% of the principal amount of the Notes it holds on the Closing Date (and if the Strategic Investor holds any Class A Ordinary Shares converted from the principal amounts of the Note or ADSs representing such Class A Ordinary Shares, for purpose of this clause, the Strategic Investor shall be deemed to hold Notes to the extent of such converted principal amounts);

(iv)                              one (1) Director nominated by the Founder, who shall be the chairman of the Board (the “Founder Director”), as long as the Founder beneficially owns no less than 2.5% of the issued and outstanding Ordinary Shares;

(v)                                 one (1) Director nominated by the Board, who shall initially be Mr. Dou Shen;

(vi)                              two (2) independent Directors jointly nominated by the Investors, who shall both (x) meet the independence requirements of The Nasdaq Stock Market LLC and (y) not be Affiliated with, or employed by, any Adverse Person, as long as the Investors hold in aggregate no less than 30% of the principal amount of the Notes they hold on the Closing Date (and if any Investor holds any Class A Ordinary Shares converted from the principal amounts of the Notes or ADSs representing such Class A Ordinary Shares, for purpose of this clause, such Investor shall be deemed to hold Notes to the extent of such converted principal amounts); the individuals to be nominated as such two (2) independent Directors shall in the first instance be determined by unanimous agreement by all three (3) Investors; and if the three (3) Investors cannot reach such unanimous agreement, a majority in number (i.e., two (2) out of three (3)) of the Investors shall have the power to determine the individuals to be nominated as such two (2) independent Directors; and

(vii)                           one (1) independent Director nominated (x) by the Founder for so long as the Founder remains the Chief Executive Officer of the Company and beneficially owns no less than 2.5% of the issued and outstanding Ordinary Shares, or (y) by the Board, if the Founder has ceased to be the Chief Executive Officer of the Company or if the Founder beneficially owns less than 2.5% of the issued and outstanding Ordinary Shares, who shall, in each case, (A) meet the independence requirements of The Nasdaq Stock Market LLC and (B) not be Affiliated with, or employed by, any Adverse Person, provided that, (x) the rights to nominate Directors set forth in Section 2.1(a)(i), Section 2.1(a)(ii), Section 2.1(a)(iv), Section 2.1(a)(vi) and Section 2.1(a)(vii) shall terminate upon the expiration of the Initial Period, and (y) for the avoidance of doubt, (1) if the Founder beneficially owns less than 2.5% of the issued and outstanding Ordinary Shares, the Founder shall immediately cease to have the right to nominate one (1) Director pursuant to Section 2.1(a)(iv), and (2) if the Founder ceases to be the Chief Executive Officer of the Company or if the Founder beneficially owns less than 2.5% of the issued and outstanding Ordinary Shares, the Founder shall immediately cease to have the right to nominate one (1) independent Director pursuant to Section 2.1(a)(vii), and in the case of each of (1) and (2), the Founder shall cause such Director nominated by him to immediately resign from the Board, and if applicable, the board of directors of each Subsidiary of the Company.

(b)                                 Each of the Parties other than the Company agrees that (i) he or it shall, to the extent in compliance with applicable Laws, cause the Director(s) nominated by him or it to vote at any meeting of the Board or execute any written resolution or consent of Directors and take all other necessary actions in order to ensure that the composition of the Board is as set forth in this Section 2.1; and (ii) it shall vote (and, in the case of any Founder Party, cause any Affiliate Controlled by such Founder Party to vote) all of his or its Company Securities (and in the case of Jeneration Capital, all of its directly held Company Securities) at any general meeting of Shareholders or execute any written resolution or consent of Shareholders or proxy and take all other necessary actions, in order to ensure that the composition of the Board is as set forth in this Section 2.1; provided that the obligations of Jeneration Capital under this Section 2.1 shall be subject to the condition that the beneficial ownership of Ordinary Shares of the other Parties is not imputed to Jeneration Capital under Section 13(d) of the Exchange Act and the rules thereunder solely by reason of the provisions of this Section 2.1(b) and Section 2.2(b).  The Company further agrees to take any and all necessary actions within its control in order to ensure that the composition of the Board is as set forth in this Section 2.1.

2.2                               Removal and Replacement of Directors.

(a)                                 Notwithstanding anything to the contrary provided in the Amended M&AA, the Person(s) entitled to nominate a Director under Section 2.1(a) shall have the right to remove such Director nominated by it or them.  Each of the Parties other than the Company shall vote its Company Securities at any general meeting of Shareholders or execute any written consent or resolution of Shareholders or proxy and take all other necessary action so as to effectuate the foregoing removal rights.  Each Party other than the Company agrees that, if at any time it is then entitled to vote for or execute any written consent or resolution of Shareholders or proxy for the removal of Directors from the Board, it shall not vote any of its Company Securities or execute proxies or written consents, as the case may be, in favor of the removal of any Director who shall have been nominated pursuant to Section 2.1, unless the Person or Persons entitled to nominate such Director pursuant to Section 2.1 shall have consented to such removal in writing.

(b)                                 If, as a result of death, disability, retirement, resignation or removal pursuant to Section 2.2(a) of a Director by the Person(s) entitled under Section 2.1(a) to nominate such Director, the Person(s) entitled under Section 2.1(a) to nominate the Director whose death, disability, retirement, resignation or removal resulted in such vacancy shall have the absolute and exclusive right to nominate another individual (each such another individual, the “Replacement Director”) to serve in place of such Director.  Each of the Parties other than the Company agrees that (i) he or it shall, to the extent in compliance with applicable Laws, cause the Director(s) nominated by him or it to vote at any meeting of the Board or execute any written resolution or consent of Directors and take all other necessary actions in order to elect the Replacement Director to serve as a Director to fill such vacancy; and (ii) he or it shall vote (and, in the case of any Founder Party, cause any Affiliate Controlled by such Founder Party to vote) all of his or its Company Securities (and in the case of Jeneration Capital, all of its directly held Company Securities) at any general meeting of Shareholders or execute any written resolution or consent of Shareholders or proxy and take all other necessary action, in order to elect the Replacement Director to serve as a Director to fill such vacancy; provided that the obligations of Jeneration Capital under this Section 2.2 shall be subject to the condition that the beneficial ownership of Ordinary Shares of the other Parties is not imputed to Jeneration Capital under Section 13(d) of the Exchange Act and the rules thereunder solely by reason of the provisions of Section 2.1(b) and this Section (b).  The Company further agrees to take any and all necessary actions within its control in order to ensure the election of the Replacement Director to serve as a Director as set forth in this Section 2.2.

2.3                               Authorities of the Board of Directors.

(a)                                 The Company acknowledges that prior to the Closing Date, the Board has adopted a matrix set forth on Schedule A hereto which provides for the allocation of the approval authorities and responsibilities between the Board and the management members of the Company (the “Approval Matrix”).  Founder undertakes that, within the Initial Period, as long as (i) he remains as the Chief Executive Officer of the Company and (ii) the Investors hold in aggregate no less than 30% of the aggregate principal amount of the Notes they hold on the Closing Date (and if any Investor holds any Class A Ordinary Shares converted from the principal amounts of the Notes or ADSs representing such Class A Ordinary Shares, for purpose of this clause, such Investor shall be deemed to hold Notes to the extent of such converted principal amounts), the Founder shall, and the Founder shall cause the Company to, strictly follow the approval requirements as set forth in the Approval Matrix.  Each Party agrees that within the Initial Period, as long as the Investors hold in aggregate no less than 30% of the aggregate principal amount of the Notes they hold on the Closing Date (and if any Investor holds any Class A Ordinary Shares converted from the principal amounts of the Notes or ADSs representing such Class A Ordinary Shares, for purpose of this clause, such Investor shall be deemed to hold Notes to the extent of such converted principal amounts), any waiver, amendment or modification to the Approval Matrix requires the written consent of the Requisite Holders to the extent such waiver, amendment or modification would adversely impact the rights of any Investor (including without limitation the right or opportunity of such Investor or its nominee to the Board to review or approve any corporate action of the Company or its Subsidiaries).

(b)                                 The Company acknowledges that prior to the Closing Date, the Board has established an executive committee of the Board consisting of the Founder Director and the Investor Directors (the “Executive Committee”) to oversee and decide any of the matters set forth on Schedule B hereto.  Each Party agrees that during the Initial Period, for so long as the Investors hold in aggregate no less than 30% of the aggregate principal amount of the Notes they hold on the Closing Date (and if any Investor holds any Class A Ordinary Shares converted from the principal amounts of the Notes or ADSs representing such Class A Ordinary Shares, for purpose of this clause, such Investor shall be deemed to hold Notes to the extent of such converted principal amounts), the board shall maintain the Executive Committee which shall consist of the Founder Director and the Investor Directors, and change of the composition and authority of the Executive Committee shall require the written consent of the Requisite Holders to the extent such change would adversely impact the rights of any Investor (including without limitation the right or opportunity of such Investor or its nominee who serves on the Executive Committee to review or approve any corporate action of the Company or its Subsidiaries). During the period that the Board is obligated to maintain the Executive Committee pursuant to the foregoing sentence, if the Founder or any Investor shall lose his or its right to nominate a Director under Section 2.1(a)(i), Section 2.1(a)(ii), Section 2.1(a)(iii) or Section 2.1(a)(iv), as applicable, pursuant to the proviso of Section 2.1(a), then in lieu of the Founder Director or the Investor Director nominated by such Founder or Investor, the Board will appoint another Director to serve as a member of the Executive Committee.

3                                         Restrictions on Founder, Founder Parties and Jeneration Capital.

3.1                               Restrictions.  Except as otherwise set out on Schedule C hereto, during the Initial Period, without the prior written consent of each Investor, (a) none of the Founder Parties may (i) Transfer any of his or its Company Securities or any beneficial ownership, right, title or interest therein or thereto to any Person; (ii) enter into any contract, option or other agreement, arrangement or “understanding with respect to any Transfer; and (b) none of the Founder Parties and Jeneration Capital may (i) grant any proxy, power-of-attorney or other authorization or consent with respect to any of his or its Company Securities (and in the case of Jeneration Capital, all of its directly held Company Securities) with respect to any matter that is in contravention of the obligations of any Founder Party or Jeneration Capital under this Agreement; (ii) deposit any of his or its Company Securities (and in the case of Jeneration Capital, all of its directly held Company Securities) into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Company Securities in contravention of the obligations of any Founder Party or Jeneration Capital under this Agreement; or (iii) take or cause the taking of any other action that would restrict or prevent the performance of any Founder Party’s or Jeneration Capital’s obligations hereunder or the transactions contemplated hereby. Any action taken in violation of the foregoing sentence shall be null and void ab initio, and no Party, including the Company, shall recognize any such action.  For the avoidance of doubt, nothing in this Agreement shall restrict the rights of Jeneration Capital to make any Transfer of its Company Securities to any Person.

3.2                               No Circumvention of Restrictions.  Each Party agrees that the Transfer and other restrictions set forth in Section 3.1 of this Agreement may not be avoided by the holding of equity securities directly or indirectly through a Person that can itself be sold (directly or indirectly in whole or in part) in order to Transfer an right, title or interest in Company Securities free of such restrictions. Any Transfer or issuance of any direct or indirect equity interest (including options or other rights to acquire such interest) of any Founder Party or any other entity in which the Founder is directly or indirectly interested shall be treated as a Transfer of the Company Securities held by such Founder Party or such other entity, and the provisions of this Section 3 that apply in respect of Transfer of Company Securities shall thereupon apply in respect of the portion of the Company Securities (on a pro rata basis equivalent to the portion of equity securities of such Founder Party or such other entity so Transfer or issued) so held by such Founder Party or such other entity.

3.3                               Conversion of Class B Ordinary Shares.

(a)                                 During the Initial Period, with respect to the 40,809,861 Class B Ordinary Shares held by Xin Gao, in addition to the restrictions set forth in the Company’s Amended M&AA, the Company and the Founder Parties agree that all the number of Class B Ordinary Shares held by Xin Gao will be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the occurrence of any of the following:

(i)                                     the Founder ceases to be the ultimate beneficial owner of the entire equity interests of Xin Gao;

(ii)                                  any direct or indirect sale, transfer, assignment or disposition of the equity interest in Xin Gao by the Founder to any Person; or

(iii)                               any direct or indirect transfer or assignment of the voting power attached to the equity interest in Xin Gao through voting proxy or otherwise to any Person.

(b)                                 During the Initial Period, other than as required by the Company’s Amended M&AA or Section 3.3(a) above, the Founder shall not, and shall cause Xin Gao not to, convert or cause or permit the conversion of, any Class B Ordinary Share into Class A Ordinary Share.

(c)                                  Notwithstanding any provisions to the contrary under the Amended M&AA, the Company may effect any conversion of Class B Ordinary Shares required pursuant to Section 3.3(a) above in any manner available under applicable Law, including redeeming or repurchasing the relevant Class B Ordinary Shares with proceeds from the issuance of new Class A Ordinary Shares. Any Class B Ordinary Shares converted pursuant to Section 3.3(a) above shall be cancelled. For purposes of such redemption or repurchase, the Company may, subject to the Company being able to pay its debts as they fall due in the ordinary course of business, make payments out of its capital.

4                                         Representations and Warranties of the Founder Parties

4.1                               Ownership of Company Securities.  The Founder Parties, jointly and severally, represent and warrant to each Investor on the date hereof that:

(a)                                 Schedule C hereto sets forth a true, correct and complete list of (i) the Company Securities directly and indirectly owned, whether beneficially or of record, by the Founder or any of his Affiliates as of the date of this Agreement (collectively, the “Founder Securities”), and (ii) the Encumbrances the Founder Securities or any direct or indirect interest in the Founder Securities is subject to;

(b)                                 other than the Founder Securities, as of the date of this Agreement, the Founder and the Founder Entities do not directly or indirectly own, beneficially or of record, any Company Securities or any interest in any Company Securities (including without limitation through any direct or indirect interest in any other Person that owns, beneficially or of record, any Company Securities);

(c)                                  other than as specifically set forth on Schedule C hereto, the Founder and/or the Founder Entities are the sole owner(s) of all right, title and interest (including voting power and power of disposition) in the Founder Securities, free and clear of any Encumbrance (including without limitation any Encumbrance on any direct or indirect interest in any other Person that owns, beneficially or of record, any Founder Securities);

(d)                                 (i) the Founder and a trust established under the laws of Hong Kong (the “Trust”) collectively indirectly own, beneficially and of record, 100% of all of the share capital and other securities of and all other right, title and interest (whether economic, voting or otherwise) in Xin Gao, in each case free and clear of any Encumbrance; (ii) all of the beneficiaries of the Trust are the Founder or his children, parents, spouse or other direct relatives; (iii) the Founder is (A) the sole director of the Trust and (B) the only Person that Controls the Trust; (iv) other than the pledge by the Founder of all shares of Gao Li to a third party lender, the Founder is the sole record and beneficial owner of all share capital and other securities of Gao Li and all right, title and interest therein, free and clear of any Encumbrance; (v) Xin Gao is the sole record and beneficial owner of 40,809,861 Class B Ordinary Shares (the “Xin Gao Shares”) and all right, title and interest therein, free and clear of any Encumbrance; (vi) Gao Li is the sole record and beneficial owner of 17,276,410 Class A Ordinary Shares (the “Gao Li Shares”) and all right, title and interest therein, free and clear of any Encumbrance, other than the pledge by Gao Li of the Gao Li Shares as set forth in Schedule C hereto; (vii) [*]; and (viii) the Founder does not have any indebtedness, liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising out of or related to any indebtedness, liabilities or obligations of Kingkey Global or BOCOM, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such indebtedness, liability or obligation;

(e)                                  except as set forth on Schedule C hereto, the Founder Securities are not subject to any voting trust or other agreement, arrangement or understanding restricting or otherwise related to the voting or Transfer of such Founder Securities (other than this Agreement), and the Founder and the Founder Entities have not appointed or granted any proxy, power-of-attorney or other authorization or consent that is still in effect with respect to any Founder Securities (other than this Agreement); and

(f)                                   except as set forth on Schedule C hereto, the Founder and the Founder Entities are not subject to any agreement, contract, instrument or other contractual obligations that may cause the change of beneficial ownership of the Founder Securities.

5                                         Additional Agreements.

5.1                               Reserved Matters.

(a)                                 During the Initial Period, in addition to any requirements imposed by applicable Law, this Agreement, the Amended M&AA and any other constitutional documents of the Company, the Company shall not, and shall cause its Subsidiaries not to, take any action with respect to any of the matters set forth on Schedule D-1 hereto without the affirmative prior written consent or approval of the Requisite Holder.

(b)                                 During the Initial Period, in addition to any requirements imposed by applicable Law, this Agreement, the Amended M&AA and any other constitutional documents of the Company, the Company shall not, and shall cause its Subsidiaries not to, take any action with respect to any of the matters set forth on Schedule D-2 hereto without the affirmative prior written consent or approval of at least a majority in number (i.e., two (2) out of three (3)) of the Investors.

6                                         General Provisions.

6.1                               Additional Acquisitions of Company Securities by Other Founder’s Affiliates.  If after the date of this Agreement, any of the Founder’s Affiliates, other than the Founder Entities, directly or indirectly acquires, beneficially or of record, or if any of the Founder’s Affiliates other than the Founder Parties otherwise directly or indirectly owns, beneficially or of record, any Company Securities or any right, title or interest in any Company Securities, the Founder agrees that he shall cause such Affiliate to enter into an adherence agreement to this Agreement substantially in the form attached hereto as Exhibit A and be bound by the terms of this Agreement as a Founder Party.

6.2                               Entire Agreement.  This Agreement and any other Transaction Document (including the NPA), together with all the exhibits and schedules hereto and thereto, constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations among the Parties respecting the subject matter hereof and thereof.

6.3                               Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their respective permitted successors and assigns and transferees, any rights or remedies under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4                               Liability.  The liability of the Investors under this Agreement shall be several and not joint and several. The liability of the Founder Parties under this Agreement shall be joint and several.

6.5                               Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned, delegated or otherwise transferred by any Investor without the express written consent of the Company or by the Company without the express written consent of the Investors. Any purported assignment, delegation or transfer in violation of the foregoing sentence shall be null and void.

6.6                               Notices. All notices, requests, demands, and other communications required or permitted to be given by one party hereto to the other party hereto under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of actual delivery if delivered personally, (ii) on the date sent if sent by facsimile, (iii) on the next Business Day following delivery to Federal Express for overnight courier service, or (iv) on the day of attempted delivery by the postal service if mailed by registered or certified mail, return receipt requested, postage paid, in each case as properly addressed or delivered as follows:

If to the Company or the Founder Parties, at:	Uxin Limited
2-5F, Tower E, LSHM Center,
No. 8 Guangshun South Avenue
Chaoyang District, Beijing, 100102
People’s Republic of China
E-mail: daikun@xin.com
Attn: Mr. Kun Dai

If to WP, at:	Redrock Holding Investments Limited
c/o Warburg Pincus Asia LLC, 450 Lexington Avenue, New York, NY 10017, USA
Fax: +1 (212) 716-8672
Email: steven.glenn@warburgpincus.com
Attn: Steven Glenn

with a copy to:

c/o Warburg Pincus Asia LLC, Suite 6703, Two International Finance Centre, 8 Finance Street, Central, Hong Kong
Fax: +852 2539 4322
Email: tiffany.tang@warburgpincus.com
Attn: Tiffany Tang

If to TPG, at:	TPG Growth III SF Pte. Ltd.
80 Raffles Place, #15-01 UOB Plaza 1
Singapore 048624
E-mail: dmosse@tpg.com
Fax: +1 415 743 1601
Attn: David Mosse

If to the Strategic Investor, at:	58.com Holdings Inc.
Building 101
No. 10 Jiuxianqiao North Road Jia
Chaoyang District, Beijing, 100015
People’s Republic of China
E-mail: conglin@58.com
Attn: Mr. Cong Lin

If to Jeneration Capital, at:	JenCap UX
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands
with a copy to:
Jeneration Capital Advisors (Hong Kong) Limited
Suite 3601, Two IFC
8 Finance Street, Central
Hong Kong
Attn: General Counsel

Any party hereto may change its address for purposes of this Section 6.6 by giving the other party hereto written notice of the new address in the manner set forth above.

6.7                               Other General Provisions. The provisions of Sections 8.3, 8.4, 8.5, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15 and 8.16 of the NPA shall be incorporated herein by reference and shall apply as if set forth in full herein, mutatis mutandis.

— REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK —

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Uxin Limited

By:	/s/ Kun Dai
Name:	Kun Dai
Title:	Authorized Signatory

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Redrock Holding Investments Limited

By:	/s/ David Sreter
Name:	David Sreter
Title:	Director

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

TPG Growth III SF Pte. Ltd.

By:	/s/ David Mosse
Name:	David Mosse
Title:	Director

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

58.com Holdings Inc.

By:	/s/ Jinbo Yao
Name:	Jinbo Yao
Title:	Director

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Mr. Kun Dai (戴琨)

By:	/s/ Kun Dai

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Xin Gao Group Limited

By:	/s/ Kun Dai
Name:	Kun Dai
Title:	Authorized Signatory

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Gao Li Group Limited

By:	/s/ Kun Dai
Name:	Kun Dai
Title:	Authorized Signatory

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

JenCap UX

By:	/s/ Jimmy Ching-Hsin Chang
Name:	Jimmy Ching-Hsin Chang
Title:	Director

[Signature Page to Investors’ Rights Agreement]

SCHEDULE A

APPROVAL MATRIX

The Company shall not take, and the management of the Company shall not cause the Company to take, any of the following actions without the affirmative vote or prior written consent of a majority of the Board:

1.                                      Any authorization, creation or issuance of any new securities; any repurchase or redemption of any equity securities; or any merger, amalgamation, consolidation, scheme of arrangement or reorganization.

2.                                      Any investment in any entity or any acquisition of another company with more than US$2 million in consideration.

3.                                      Approval or amendment of annual business plan and annual budget or any strategic plan.

4.                                      Any transfer or disposal of material assets, properties, goodwill and businesses.

5.                                      Appointment, replacement, removal, dismissal or settlement or change of terms of employment of the chief executive officer, the chief financial offer, the chief operating officer, the general manager or the five (5) most highly compensated employees or officers of the Company.

6.                                      All of the matters set forth in Schedule B to this Agreement; provided, however, the Board authorizes the Executive Committee to approve all such matters set forth in Schedule B and matters set forth in items 1 through 5 above to the extent they are covered by the matters set forth in Schedule B as long as the Board maintains an Executive Committee pursuant to Section 2.3(b) of this Agreement.

SCHEDULE B

MATTERS OVERSEEN BY THE EXECUTIVE COMMITTEE OF THE BOARD

1.                                      Any purchase, license, lease, transfer or disposal of assets, properties, goodwill and businesses in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year.

2.                                      Any advertising or user acquisition agreements in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year.

3.                                      Any incurrence of debt, any investment in any indebtedness, any provision of any guarantee, indemnity or mortgage for any indebtedness or advance of any loan to any third party, in each case in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year, other than the acquisition of non-performing loans made to consumers for the purchase price of automobiles and loans made to the Company and secured by the Company’s inventory that are used to pay the purchase price of automobiles that have been sold to consumers under a binding contract, in each case in the ordinary course of the Company’s business consistent with past practice.

4.                                      Appointment, replacement, removal, dismissal or settlement or change of terms of employment of the chief executive officer, the chief financial offer, the chief operating officer, the general manager or the five (5) most highly compensated employees or officers of the Company.

5.                                      Any capital expenditure projects or agreements in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year, other than purchase of automobiles in the ordinary course of the Company’s business consistent with past practice.

SCHEDULE C

FOUNDER SECURITIES

Company Securities	Number of Shares	Shareholder	Encumbrances	Voting Rights / Transfer Restrictions
Class B Ordinary Shares	40,809,861	Xin Gao	None	—
Class A Ordinary Shares	17,276,410	Gao Li	All pledged to a third-party lender and subject to enforcement	—
Class A Ordinary Shares	61,129,800	Kingkey Global	All pledged to a third-party lender and subject to enforcement	Disposal of these shares requires the prior written consent of (i) holders of more than 75% of shares in Kingkey Global and (ii) the director designated by the third-party lender.
Class A Ordinary Shares	14,764,090	BOCOM	All pledged to a third-party lender and subject to enforcement

Voting rights of these shares shall be exercised (i) in accordance with the directions of Apex Wisdom Investment Limited, as holder of a note issued by BOCOM, or (ii) subject to certain conditions and at the option of Huarong Rongde (Hong Kong) Investment Management Company Limited, as holder of a note issued by BOCOM, either by, or in accordance with the directions of, Huarong Rongde (Hong Kong) Investment Management Company Limited.

Transfer of these shares requires the affirmative vote or written consent of a majority of the Apex Wisdom Investment Limited’s directors.

SCHEDULE D-1

RESERVED MATTERS FOR REQUISITE HOLDERS

1.                                       Any transaction or series of related transactions in which a majority of the voting power or assets of any Group Company (other than the Company) are sold, transferred or otherwise disposed of by the Company.

2.                                       Any merger, amalgamation, consolidation, scheme of arrangement or reorganization of the Company following which transaction, any Strategic Investor Adverse Person would hold more than 50% of the combined voting power of the voting securities of the surviving entity.  For purposes of this Schedule D-1, a “Strategic Investor Adverse Person” means any of the following Persons:

[*]

3.                                      The delisting of the ADSs from The Nasdaq Stock Market LLC (other than a delisting in connection with or resulting from a transaction or transactions not included in this Schedule D-1).

4.                                      The entry into any binding agreement to privatize the Company following which privatization any Strategic Investor Adverse Person would hold more than 50% of the combined voting power of the voting securities of the Company or, if the Company is not the surviving entity of such privatization, the surviving entity.

SCHEDULE D-2

RESERVED MATTERS FOR AT LEAST TWO OF THREE INVESTORS

1.                                       Adoption, change or waiver of any provision of the Company’s memorandum and articles of association or other charter documents of any Group Company.

2.                                      Any increase or decrease in the authorized number of shares of any class of shares or registered capital of any Group Company; or any disposal of or dilution of the Company’s interest, directly or indirectly, in any other Group Company; or any Transfer of any equity securities (or any interest therein) of any Group Company.

3.                                      Any authorization, creation or issuance by any Group Company of any new securities or any instruments that are convertible into securities, excluding (x) any issuance of Ordinary Shares upon conversion of the Notes, (y) any issuance of Ordinary Shares (or options or warrants therefor) under any written share incentive plans duly approved, and (z) any issuance of securities as a dividend or distribution on Ordinary Share.

4.                                      (x) Any adoption of new share incentive plan by any Group Company or change of the 2018 Amended and Restated Share Incentive Plan of the Company; or (y) grant of awards that represent over 0.5% of the Company’s outstanding Shares to any individual under any share incentive plans of the Company.

5.                                      Any repurchase or redemption of any equity securities of any Group Company (including the manner in which such repurchase or redemption is structured) other than pursuant to contractual rights to repurchase Ordinary Shares from the employees, officers, directors or consultants of the Group Companies upon termination of their employment or services.

6.                                      Any merger, amalgamation, consolidation, scheme of arrangement or reorganization (i) in which the Company is not the surviving entity or (ii) following which the holders of the voting securities of the Company do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity.

7.                                      Any transaction or series of transactions in which more than 50% of the voting power of any Group Company (other than the Company) is transferred or in which a majority of the assets of any Group Company are sold.

8.                                      Any investment in any entity or any acquisition of another company with consideration, whether in cash or otherwise, in excess of RMB50 million in valuation.

EXHIBIT A

FORM OF ADHERENCE AGREEMENT

THIS ADHERENCE AGREEMENT (this “Agreement”) is entered into on [•], [•]

BY:

[New Obligor], [a [•] organized and existing under the laws of [•] with its registered address at [•]]/[a [•] citizen with identification number of [•]] (the “New Obligor”).

RECITALS:

(A)                               On June 10, 2019, certain parties listed at Annex A hereto (the “Existing Parties”) entered into an Investors’ Rights Agreement (as amended from time to time, the “Investors’ Rights Agreement”).

(B)                               Transferees or Affiliates of the Founder other than the Founder Parties which acquires Company Securities after the date of the Investors’ Rights Agreement are required to join the Investors’ Rights Agreement pursuant to Section 6.1 of the Investors’ Rights Agreement.

(C)                               The New Obligor now wishes to sign this Agreement, and to be bound by the terms of the Investors’ Rights Agreement as a Founder Party and a Party thereto.

THIS AGREEMENT WITNESSES as follows:

1.              DEFINED TERMS AND CONSTRUCTION

(a)                                 Capitalized terms used but not defined herein shall have the meaning set forth in the Investors’ Rights Agreement.

(b)                                 This Agreement shall be incorporated into the Investors’ Rights Agreement as if expressly incorporated into the Investors’ Rights Agreement.

2.              UNDERTAKINGS

(a)         Assumption of obligations

The New Obligor undertakes, to each other Party of the Investors’ Rights Agreement that [it]/[he] will, with effect from the date hereof, perform and comply with each of the obligations of a Founder Party as if [it]/[he] had been a Party to the Investors’ Rights Agreement at the date of execution thereof and the Existing Parties agree that where there is a reference to a “Founder Party” or a “Party” there [it]/[he] shall be deemed to include a reference to the New Obligor and with effect from the date hereof, all the rights of a Founder Party provided under the Investors’ Rights Agreement will be accorded to the New Obligor as if the New Obligor had been a Founder Party and a Party under the Investors’ Rights Agreement at the date of execution thereof.

3.              REPRESENTATIONS AND WARRANTIES

(a)         The New Obligor represents and warrants to each of the other Parties as follows:

(i)            [Status

It is a company duly organized, established and validly existing under the laws of the jurisdiction stated in preamble 1 of this Agreement and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.] [if applicable]

(ii)        Due Authorization

It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the New Obligor has been duly authorized by all necessary action on behalf of the New Obligor.

(iii)    Legal, Valid and Binding Obligation

This Agreement has been duly executed and delivered by the New Obligor and constitutes the legal, valid and binding obligation of the New Obligor, enforceable against [it]/[he] in accordance with the terms hereof.  The New Obligor’s execution, delivery and performance of this Agreement will not violate: (x) [any provision of its organizational documents] [if applicable]; (y) any material terms of material agreements to which the New Obligor is a party or by which the New Obligor is bound; or (z) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to the New Obligor.

4.              MISCELLANEOUS.

The provisions of Section 6 of the Investors’ Rights Agreement shall be incorporated herein by reference and shall apply as if set forth in full herein, mutatis mutandis.

[Signature page follows.]

IN WITNESS WHEREOF, the New Obligor has [caused its duly authorized representatives to execute]/[executed] this Agreement as of the date and year first above written.

[New Obligor]

By:
[Name:
Title: ]

Notice details

Address:

Email:

Facsimile:

Annex A

Existing Parties to Investors’ Rights Agreement

Uxin Limited

Redrock Holding Investments Limited

TPG Growth III SF Pte. Ltd.

58.com Holdings Inc.

Mr. Kun Dai (戴琨)

Xin Gao Group Limited

Gao Li Group Limited

JenCap UX